EXHIBIT 21

                         PAN AM CORPORATION SUBSIDIARIES



EAL ASSET COMPANY NO. 1, INC., a Florida corporation

EAL ASSET COMPANY NO. 2, INC., a Florida corporation

PAN AMERICAN AIRBRIDGE HOLDINGS, INC., a Florida corporation

PAN AMERICAN WORLD AIRWAYS, INC., a Florida corporation

PAWA HOLDINGS, INC., a Florida corporation

PAN AMERICAN WORLD AIRWAYS, INC., a Delaware corporation

PAN AMERICAN WORLD SERVICES, INC., a Florida corporation

PADRE, INC., a Florida corporation